                                                                   EXHIBIT 10.10

                    SEPARATION AGREEMENT AND GENERAL RELEASE

     This Separation Agreement and General Release ("Agreement") is made as of 17 of February 1997, by and between Americable, Inc., a Minnesota corporation ("Americable"), and Gary L. Eizenga, a resident of Illinois ("Eizenga").

     WHEREAS, Eizenga represents, understands and agrees that his employment with Americable will be terminated on February 28, 1997.

     WHEREAS, Eizenga and Americable desire to fully and finally settle all issues, differences and actual and potential claims between them, including, but in no way limited to, any claim that might arise out of Eizenga's employment with Americable and the termination thereof;

     NOW, THEREFORE, in consideration of the mutual promises contained herein, Eizenga and Americable agree as follows:

     (1) Americable agrees to provide Eizenga the following payments and benefits:

        (a) After Eizenga's employment termination of February 28, 1997, Americable will continue to pay on regular pay days Eizenga's current gross salary of $6,865.39 biweekly, less deductions for federal income tax, FICA and state income tax, until the earlier of February 27, 1998 or at which time Eizenga has become re-employed.
            (i) For purposes of this Agreement re-employed shall include acceptance by Eizenga of a new position, consulting arrangement or starting his own business. In addition, starting April 1, 1997, Eizenga agrees to provide monthly written notice to William P. Dease, Americable, Inc., 7450 Flying Cloud Dr., Eden Prairie, MN 55344, as to his efforts to obtain re-employment and the results of those efforts. Furthermore, should Eizenga become re-employed as defined herein, he shall provide immediate written notice to William
            P. Dease. (ii) Eizenga will be reimbursed up to $15,000 for out placement services. However, no reimbursements will be paid until 20 days following the signing of this agreement.

        (b) Eizenga will be eligible to continue his benefit package (medical, dental, life, and 401(k) incentive plan), with the same employee contribution from Eizenga that he is currently paying, excluding participation within the ExecuCare program, from his termination date of February 28, 1997, until the earlier of February 27, 1998 or at which time Eizenga has become re-employed.

        (c) After Americable has completed its obligation to make payments under paragraph 1(a) above, it shall pay Eizenga additional compensation for twenty days of earned paid time off.

        (d) Eizenga will be reimbursed for all normal business related expenses incurred through February 28, 1997.

        (e) Pursuant to Federal and Minnesota law, Eizenga is hereby given notice of his rights to continue his insurance coverage under Americable's medical, dental, and life insurance plans at his own expense for a period of up to eighteen (18) additional months. This period will commence on the first of the month following the completion of Americable's election to make payments under paragraph 1(a) above.

        (f) All other items of compensation not specifically mentioned in subparagraphs 1(a), 1(b), and 1(c) and 1(d) above, have been resolved and are included in said severance pay, and Eizenga has no further claim to any other items of compensation or benefits.

        (g) Eizenga agrees that he was not entitled to the payments and benefits outlined in this paragraph as a result of his employment with Americable, but that the payments and benefits are being provided as consideration for his acceptance and execution of this Agreement.

     (2) As an essential inducement to Americable to enter into this Agreement, and as consideration for the foregoing promises of Americable, Eizenga agrees as follows:

        (a) Eizenga confirms and agrees that he shall not at any time divulge to others or use for his own benefit any proprietary or confidential information or trade secrets of Americable obtained during the course of his engagement with Americable relating to sales, products, customers, accounts, clients, technologies, formulas, processes, methods, machines, manufacturers, compositions, ideas, improvements, or inventions belonging to or relating to Americable, its clients, its subsidiaries, affiliates, successors or associated companies.

        (b) By this Agreement, Eizenga and Americable intend to settle any and all claims which Eizenga has or may have against Americable as a result of Eizenga employment with Americable and/or the cessation of Eizenga's employment with Americable. For the consideration expressed herein, Eizenga hereby releases and discharges Americable, its officers, employees, agents, assigns, insurers, representatives, counsel, administrators, successors, shareholders, and/or directors from all liability for damages or claims of any kind and agrees not to institute any claim for damages or otherwise, by charge or otherwise, nor authorize any other party, governmental or otherwise, to institute any claim via administrative or legal proceedings against Americable for any such claims including, but not limited to, any claims arising under or based upon the Illinois Human Rights Act, Ill. Rev. Stat. Ch 775 sec.sec. 1-101 et seq.; Minn. Stat. sec.sec. 363.01 seq., Title VII of the Civil Rights Act, 42 U.S. C. sec.sec. 2000e et seq.; the Age Discrimination in Employment Act, 29 U.S. C. sec.sec. 621 et seq.; or the Americans With Disabilities Act, 42 U.S. C. sec.sec. 12101 et seq.; and any contract, quasi contract, or tort claims, whether developed or undeveloped, arising from or related to Eizenga's employment with Americable, and/or the cessation of Eizenga's employment with Americable. Eizenga and Americable agree that by signing this Agreement, Eizenga does not waive any claims arising after the execution of this Agreement.

     (3) Eizenga has been informed of his rights to rescind this Agreement as far as it extends to potential claims under Minn. Stat. sec.sec. 363.01 et seq. (prohibiting discrimination in employment) by written notice to Americable within fifteen (15) calendar days following his execution of this Agreement. To be effective, such written notice must either be delivered by hand or sent by certified mail, return receipt requested, addressed to Mr. William P. Dease, Americable, Inc., 7450 Flying Cloud Drive, Eden Prairie, Minnesota 55344, delivered or post-marked within such fifteen (15) day period. Eizenga understands that Americable will have no obligations under this Agreement in the event such notice is timely delivered and any payments made as of that date pursuant to paragraph 1, above, shall be immediately repaid by Eizenga to Americable.

     (4) Eizenga has been informed of his right to rescind this Agreement as far as it extends to potential claims under the Age Discrimination in Employment Act, 29 U.S. C. sec.sec. 621 et seq. by written notice to Americable within seven (7) calendar days following his execution of this Agreement. This Agreement shall not become effective or enforceable until the seven (7) day period has expired. Eizenga understands that Americable will have no obligations under this agreement in the event such notice is timely delivered and any payments made as of that date by pursuant to paragraph 1, above, shall be immediately repaid by Eizenga to Americable.

     (5) Eizenga has also been informed that the terms of this Agreement shall be open for acceptance by him for a period of twenty-one (21) days during which time he may consider whether to accept this Agreement.

     (6) Twenty days after the execution of this agreement, Americable will make payment to Eizenga in the amount of $25,000 in full satisfaction of Eizenga's rights under the Stock option and Repurchase Agreement of December 2, 1996. Eizenga understands that he has no further right to any stock or options under that agreement or otherwise. Eizenga further understands that he is bound to comply with the 6 month agreement not to compete contained in Paragraph 13 (a) of that agreement.

     (7) The terms of this Agreement shall remain strictly confidential between the parties hereto, and shall not be disclosed to third persons unless required by law.

     (8) Eizenga understands and agrees that effective February 28, 1997, he will no longer be authorized to incur any expenses or obligations or liabilities on behalf of Americable.

     (9) Eizenga agrees that effective February 28, 1997, he shall:

        (a) Discontinue the servicing of any of Americable's clients, and the use of any property, facilities, and services provided by Americable;

        (b) Discontinue the use of any and all client lists, cases or contacts, unless a written agreement thereon provides differently;

        (c) Return to Americable equipment, customer lists and other documents, and any other property of Americable;

     (10) Eizenga agrees that he will refrain from making any statements, whether written or oral, which are disparaging of Americable, its directors, officers, employees, agents, or representatives. Eizenga acknowledges that in the event he makes any such disparaging statements, Americable shall have no further obligation to make any of the payments set forth in paragraph 1 above. Americable agrees that it will refrain from making any statements, whether written or oral, which are disparaging of Eizenga.

     (11) This Agreement shall not in any way be construed as an admission by Americable that it has acted wrongfully with respect to Eizenga or any other person, or that Eizenga has any rights whatsoever against Americable. Americable specifically disclaims any liability to, or wrongful acts against Eizenga or any other person, on the part of itself, its directors, its employees, its representatives or its agents.

     (12) This Agreement contains the entire agreement of the parties with respect to the subject matter hereof. Eizenga hereby affirms that his rights to payments or benefits from Americable are specified exclusively and completely in this Agreement. Any modification of, or addition to this Agreement must be in writing, signed by Americable and Eizenga.

     (13) This Agreement constitutes a contract enforceable against either party and shall be construed and enforced in accordance with the laws of the State of Minnesota. Nothing contained in this Agreement is intended to violate any applicable law. If any part of this Agreement is construed to be in violation of a state and/or federal law, then that part shall be null and void, but the balance of the provisions of this Agreement shall remain in full force and effect.

     (14) Eizenga hereby affirms and acknowledges that he has read the foregoing Agreement and that he has been advised to consult with an attorney prior to signing this Agreement. Eizenga agrees that the provisions set forth in this Agreement are written in language understandable to him and further affirms that he understands the meaning of the terms of this Agreement and their effect. Eizenga represents that he enters into this Agreement freely and voluntarily.

        IN WITNESS WHEREOF, the parties have executed this Agreement by their signatures below.

  Dated: ---------------------------------------
                                                        ------------------------------------------------
                                                        Gary L. Eizenga

  ------------------------------------------------
  Witness                                               Americable, Inc.

  Dated: ---------------------------------------        By -------------------------------------------

                                                        Its ---------------------------------------
  ------------------------------------------------
  Witness